EXHIBIT 4.12

ONI SYSTEMS, CORP.
5% Convertible Subordinated Notes Due October 15, 2005
FIRST SUPPLEMENTAL INDENTURE
Dated as of June 21, 2002
to
INDENTURE
Dated as of October 27, 2000
STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

FIRST SUPPLEMENTAL INDENTURE (the ''First Supplemental Indenture”) dated as of June 21, 2002 between CIENA Corporation, a Delaware corporation (“CIENA”), and State Street Bank and Trust Company of California, N.A., a national banking association organized and existing under the laws of the United States (the “Trustee”).

W I T N E S S E T H:

WHEREAS, there has previously been executed and delivered to the Trustee an Indenture dated as of October 27, 2000 (the “Indenture”), providing for the issuance of $300,000,000 in aggregate principal amount of 5% Convertible Subordinated Notes due October 15, 2005 (the “Notes”) of ONI Systems Corp., a Delaware corporation (“ONI Systems”);

WHEREAS, ONI Systems has merged (or will merge substantially concurrently with the execution and delivery of this First Supplemental Indenture) with and into CIENA (the “Merger”), with CIENA as the surviving corporation in the Merger pursuant to an Agreement and Plan of Merger, dated as of February 17, 2002, among ONI Systems and CIENA;

WHEREAS, pursuant to the Merger each outstanding share of common stock of ONI Systems is converted into 0.7104 of an outstanding share of common stock of CIENA;

WHEREAS, in the case of a merger of ONI Systems with and into any other corporation, Article VII and Section 12.11 of the Indenture require that the surviving corporation execute and deliver to the Trustee a supplemental indenture providing for certain conversion rights to Holders of the Notes and the assumption by the surviving corporation of the covenants, agreements and obligations of the Company under the Indenture;

WHEREAS, Section 8.1 of the Indenture provides that the Company (as defined in the Indenture) and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to comply with the terms of Article VII and Section 12.11 of the Indenture;

WHEREAS, in accordance with Sections 7.1 and 8.3 of the Indenture, the Company (as defined in the Indenture) has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel; and

WHEREAS, all acts and proceedings required by law, under the Indenture and by the Certificate of Incorporation of CIENA to constitute this First Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by CIENA;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, CIENA and the Trustee hereby agree as follows:

1	For the purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

2	CIENA hereby assumes all the covenants, agreements and obligations of the Company under the Notes and the Indenture, including the obligation to make due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions to be performed by the Company under the Indenture. From and after the effective time of the Merger, the Notes shall be convertible into shares of common stock of CIENA, $.01 par value (the “CIENA Common Stock”) on the same terms and basis (and subject to the same adjustments under the Indenture) as the Notes were convertible into common stock of ONI Systems prior to the effectiveness of the Merger, provided that the Conversion Rate at which shares of CIENA Common Stock shall be delivered upon conversion shall initially be 7.75252416 shares of CIENA Common Stock for each $1,000 principal amount of Notes (subject to the provisions of Article XII of the Indenture), and on and after the effective time of the Merger references in the Indenture to “Company” shall be deemed to be references to CIENA.

3	The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of CIENA and makes no representations as to the validity or sufficiency of this First Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

4	Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions hereof shall remain in full force and effect.

5	This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated shall be bound hereby.

6	This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

7	This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

CIENA CORPORATION a Delaware corporation

By: /s/ JOSEPH R. CHINNICI Joseph R. Chinnici Senior Vice President and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.,

By: /S/ STEPHEN RIVERO Stephen Rivero Vice President

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